Exhibit 99.2

UNWIRED PLANET, INC.

SECOND AMENDED AND RESTATED

1999 DIRECTORS’ EQUITY COMPENSATION PLAN

1. Purposes of the Plan. The purposes of this Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be nonstatutory stock options.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Annual Award” means yearly granting of both the Annual Option Award and the Annual Restricted Stock Award.

(b) “Annual Meeting of the Stockholders” means the Company’s annual meeting of its stockholders.

(c) “Annual Option Award” means the annual grant of an Option to purchase a certain number of shares granted by the Board to an Outside Director.

(d) “Annual Restricted Stock Award” means the annual Restricted Stock Bonus of a certain number of shares granted by the Board to an Outside Director.

(e) “Award” means an Option, Stock Appreciation Right, Restricted Stock Bonus or Restricted Stock Unit granted under the Plan.

(f) “Award Recipient” means an Outside Director who receives an Award.

(g) “Base Price” means the Fair Market Value of one Share on the date that a Stock Appreciation Right is granted.

(h) “Board” means the Board of Directors of the Company.

(i) “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act ) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “stockholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Common Stock” means the Common Stock of the Company.

(l) “Company” means Unwired Planet, Inc., a Delaware corporation.

(m) “Continuous Status as a Director” means the absence of any interruption or termination of service as a Director. The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(n) “Corporate Transaction” means a dissolution or liquidation of the Company, a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

(o) “Director” means a member of the Board.

(p) “Employee” means any person, including any officer or Director, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means the value of a Share as determined in accordance with Section 8(a) hereof.

(s) “First Award” means the first Award granted by the Board to a new Outside Director which shall consist of the First Option Award and the First Restricted Stock Award.

(t) “First Option Award” means the first Option to purchase a certain number of shares granted to an Outside Director upon his or her election by the stockholders of appointment by the Board.

(u) “First Restricted Stock Award” means the first Restricted Stock Bonus of a certain number of shares granted to an Outside Director upon his or her election by the stockholders or appointment by the Board.

(v) “Option” means a stock option granted pursuant to the Plan. All options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the Code).

(w) “Optioned Stock” means the Common Stock subject to an Option.

(x) “Optionee” means an Outside Director who receives an Option.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Plan” means this Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan.

(bb) “Restricted Stock Bonus” means a grant of Shares not requiring an Outside Director to pay any amount of monetary consideration.

(cc) “Restricted Stock Bonus Recipient” means an Outside Director who receives a Restricted Stock Bonus.

(dd) “Restricted Stock Unit” means a right to receive an amount of cash and/or Shares, as the case may be, equal to the Fair Market Value of one Share at the time the Restricted Stock Unit vests.

(ee) “Restricted Stock Unit Recipient” means an Outside Director who receives a Restricted Stock Unit.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 hereof.

(gg) “Stock Appreciation Right” means the right to receive an amount of cash and/or Shares, as the case may be, equal to the Fair Market Value of one Share on the day the Stock Appreciation Right is redeemed, reduced by the Base Price applicable to such Stock Appreciation Right.

(hh) “Stock Appreciation Right Recipient” means an Outside Director who receives a Stock Appreciation Right.

(ii) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 14 hereof, the maximum aggregate number of Shares that are available for Awards under the Plan is 3,650,000 Shares (the “Pool”); provided, however, that no more than 2,000,000 Shares of such Pool may be issued pursuant to Awards of Restricted Stock Units or Restricted Stock Bonus. The Shares may be authorized, but unissued, or reacquired Common Stock. Upon any distribution in respect of Stock Appreciation Rights or Restricted Stock Units, there shall be deemed to have been delivered under this Plan for purposes of this Section 3 the number of Shares covered by the Stock Appreciation Rights or Restricted Stock Units, regardless of whether such distribution was paid in cash or Shares.

If an Award should expire, be cancelled or forfeited or become unexercisable or irredeemable for any reason without Shares being delivered thereunder (or other payment made in lieu thereof) or the Award having been exercised in full, the Shares that were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are retained by the Company upon the vesting, exercise or redemption of an Award in order to satisfy the exercise price for such Award or withholding taxes, if any, due in connection with such vesting, exercise or redemption. For the avoidance of doubt, Shares underlying (i) the unexercised portion of an Option or Stock Appreciation Right and (ii) the unvested portion of a Restricted Stock Bonus or Restricted Stock Unit at the time any such Award terminates in accordance with Sections 10, 11, 12 or 13 hereof, as applicable, shall revert to and again be available for future grant under the Plan, unless the Plan has been terminated. If Shares that were acquired upon exercise of an Option or redemption of a Stock Appreciation Right, or in connection with a Restricted Stock Bonus or Restricted Stock Unit are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

4. Administration of and Grants of Awards under the Plan.

(a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board; provided, however, that the Board may by resolution delegate to a committee of two or more members of the Board the authority to perform any or all things that the Board is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such committee shall be treated as the Board; except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. Notwithstanding anything in this Section 4(a) to the contrary, any amendment to the Plan that, in accordance with Applicable Law (as defined in Section 17 hereof), would require stockholder approval must be approved by the full Board.

(b) Procedure for Grants. Grants of First Awards and Annual Awards hereunder shall be made in accordance with the following provisions:

(i) Each Outside Director who becomes an Outside Director for the first time after October 20, 2008, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, but excluding a person who becomes an Outside Director solely on account of his or her resignation or termination of employment with the Company, shall automatically be granted, on the date that such person becomes an Outside Director, the First Award which shall consist of (i) the First Option Award and (ii) the First Restricted Stock Award, in each case as determined by the Board. In the event, however, that (i) the Board exercises its discretion under Section 4(f) to grant Stock Appreciation Rights in lieu of Options and/or Restricted Stock Units in lieu of Restricted Stock Bonuses, the First Award shall instead consist of a grant of Stock Appreciation Rights and/or Restricted Stock Units covering the number of Shares to be issued pursuant to the First Award.

(ii) Each Outside Director shall automatically be eligible for a grant of an Annual Award which shall consist of (i) an Annual Option Award and (ii) an Annual Restricted Stock Award, in each case, on the date of the Company’s most recently adjourned Annual Meeting of the Stockholders provided they are an Outside Director as of such date. The number of Shares subject to each Annual Award shall be determined by the Board and shall be granted to each Outside Director in accordance with the schedule set forth in Subsections 4(b)(iii)(1)-(4) hereof. For the avoidance of doubt, a person who becomes an Outside Director solely on account of his or her resignation or termination of employment with the Company shall be entitled to Annual Awards pursuant to this Subsection 4(b)(iii) based on the time such Director first becomes an Outside Director. In the event, however, that the Board exercises its discretion under Section 4(f) to grant Stock Appreciation Rights in lieu of Options and/or Restricted Stock Units in lieu of Restricted Stock Bonuses, the Annual Awards instead shall consist of a grant of Stock Appreciation Rights and/or Restricted Stock Units, as applicable, covering the number of Shares determined pursuant to the schedule set forth in Subsections 4(b)(iii)(1)-(4) hereof.

(1) a person who has served less than two full months as an Outside Director during the prior calendar year shall not be awarded any Annual Award;

(2) a person who has served at least two full months, but less than five full months as an Outside Director during the prior calendar year, shall be granted an Annual Award equal to one-third of the Annual Option Award and the Annual Restricted Stock Award, respectively;

(3) a person who has served at least five full months, but less than eight full months as an Outside Director during the prior calendar year, shall be granted an Annual Award equal to two-thirds of the Annual Option Award and the Annual Restricted Stock Award, respectively; and

(4) a person who has served at least eight full months as an Outside Director during the prior calendar year, shall be granted the full Annual Award.

(iii) Notwithstanding the provisions of Subsections (i) and (ii) hereof, in the event that a grant would cause the number of Shares subject to outstanding Awards plus the number of Shares previously acquired upon exercise or redemption of, or otherwise in connection with, Awards to exceed the Pool, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors receiving an Award on the automatic grant date and shall be granted in the form of both Options (or Stock Appreciation Rights) and Restricted Stock Bonuses (or Restricted Stock Units) in the same proportions as would otherwise have been granted on that date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation, forfeiture or expiration of Awards previously granted hereunder.

(iv) Notwithstanding the provisions of Subsections (i) and (ii) hereof, any grant of an Award made before the Company has obtained required stockholder approval of the Plan in accordance with Section 20 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 20 hereof.

(v) In addition to the First Awards and Annual Awards described in Subsections (i) and (ii) hereof, the Board shall have the authority to grant Awards to Outside Directors for service as an Outside Director, service on a committee or committees of the Board and/or for service as the Chairman of the Board, in each case in accordance with a policy adopted by the Board or otherwise, and shall be subject to such terms and conditions as the Board may determine; provided, however, no more than 500,000 shares year may be granted to any one director pursuant to a discretionary award under the Restated Plan per calendar.

(vi) The terms of each Award granted hereunder shall be as follows:

(1) each Award of Options or Stock Appreciation Rights shall be exercisable or redeemable only while the Outside Director remains a Director of the Company, except as set forth in Section 9 or Section 10 hereof, as applicable;

(2) the exercise price or Base Price per Share of each Option or Stock Appreciation Right shall be 100% of the Fair Market Value per Share on the date of grant of each Award, determined in accordance with Section 8(a) hereof;

(3) each Option or Stock Appreciation Right granted to an Outside Director as a First Award shall vest and become exercisable or redeemable in equal annual installments commencing on the one year anniversary of the date of grant and ending on the three year anniversary of the date of grant, and the Annual Awards shall vest and become exercisable or redeemable in equal annual installments on the date of each of the three subsequent Annual Meetings of the Stockholders; provided, however, that such Shares underlying the Award shall only vest as long as the Outside Director remains in Continuous Status as a Director of the Company on the respective vesting date;

(4) each Share subject to a Restricted Stock Bonus and each Restricted Stock Unit granted to an Outside Director as a First Award shall vest in equal annual installments commencing on the one year anniversary of the date of grant and ending on the three year anniversary of the date of grant, and Annual Awards shall vest in equal annual installments on the date of each of the three subsequent Annual Meetings of the Stockholders; provided, however, that such Shares underlying the Award shall only vest as long as the Outside Director remains in Continuous Status as a Director of the Company on the respective vesting date;

(5) notwithstanding the foregoing, each outstanding Award granted to an Outside Director shall immediately vest, and to the extent applicable, become exercisable or redeemable, upon the termination of such Outside Director’s Continuous Status as a Director for any reason upon or within 24 months following a Change of Control.

(c) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(a) hereof, the Fair Market Value of the Common Stock; (ii) to determine the exercise price or Base Price per Share of Options and Stock Appreciation Rights to be granted, which exercise price or Base Price shall be determined in accordance with Section 9 or Section 10 hereof, as applicable; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(d) Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Award Recipients and any other holders of any Awards granted under the Plan.

(e) Suspension or Termination of Award. If the Chief Executive Officer or his or her designee reasonably believes that an Award Recipient has committed an act of misconduct, such officer may suspend the Award Recipient’s right to vest in or exercise or redeem any Award, or receive Shares under an Award, pending a determination by the Board (excluding the Outside Director accused of such misconduct). If the Board (excluding the Outside Director accused of such misconduct) determines an Award Recipient has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Award Recipient makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, all Awards then held by the Award Recipient (or his or her estate) shall be forfeited immediately upon such determination. In making such determination, the Board (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Award Recipient an opportunity to appear and present evidence on his or her own behalf at a hearing before the Board or a committee of the Board.

(f) Stock Appreciation Rights and/or Restricted Stock Units; Distribution. Notwithstanding the provisions of Sections 4(b) through 4(e) hereof, the Board shall retain the right to make grants under this Plan in the form of Stock Appreciation Rights rather than in Options and in the form of Restricted Stock Units rather than in Restricted Stock Bonuses.

Stock Appreciation Rights granted in lieu of Options and Restricted Stock Units granted in lieu of Restricted Stock Bonuses shall cover the same number of underlying Shares as the Award for which they have been substituted. Vested Stock Appreciation Rights shall be redeemable upon such terms and conditions as the Board may establish that are not inconsistent with the provisions of Section 4(b) hereof. Upon redemption of the Stock Appreciation Right, the Stock Appreciation Right Recipient shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate Base Price in effect for those Shares. Upon the vesting of each Restricted Stock Unit, the Restricted Stock Unit Recipient shall be entitled to receive a distribution from the Company in an amount equal to the aggregate Fair Market Value (on the vesting date) of the Shares underlying the portion of the Restricted Stock Unit vesting on such date.

The distribution with respect to any Stock Appreciation Right or Restricted Stock Unit may be made in Shares valued at the Fair Market Value on the redemption or vesting date (as applicable), in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

5. Eligibility. Awards may be granted only to Outside Directors. First Awards and Annual Awards shall be automatically granted in accordance with the terms set forth in Section 4(b)(i) and Section 4(b)(ii) hereof. An Outside Director who has been granted a First Award and/or Annual Awards may, if he or she is otherwise eligible, be granted an additional Award or Awards in accordance with Section 4(b)(v) hereof. The Plan shall not confer upon any Award Recipient any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

6. Term of Plan; Effective Date. This amendment and restatement of the Plan is effective as of September 13, 2013 except for the increase in the Pool under Section 3 hereof, which shall become effective upon the approval of the stockholders of the Company. The Plan shall continue in effect until November 12, 2023, unless sooner terminated under Section 16 hereof.

7. Term of Awards. The term of each Award of Options or Stock Appreciation Rights shall be ten (10) year(s) from the date of grant thereof unless an Award terminates sooner pursuant to Section 9 or Section 10 hereof, as applicable, or the Award Recipient’s Award agreement.

8. Determination of Fair Market Value; Withholding.

(a) Fair Market Value. Fair Market Value per Share shall be determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such exchange or system on the day of determination or, if the stock exchange or national market system on which the Common Stock trades is not open on the day of determination, the last business day prior to the day of determination;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination or, if the stock exchange or national market system on which the Common Stock trades is not open on the day of determination, the last business day prior to the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(b) Share Withholding; Delivery of Shares. With respect to any Award, the Board may, in its discretion and subject to such rules as the Board may adopt, permit or require any Award Recipient to satisfy, in whole or in part, a withholding tax obligation, if any, which may arise in connection with the Award by electing to have the Company withhold Shares having a Fair Market Value (as of the date the amount of withholding tax is determined) equal to the amount of withholding tax.

If, under the Plan or any agreement evidencing an Award, an Award Recipient is permitted to pay the exercise price of an Option or taxes relating to the vesting, exercise or redemption of an Award by delivering Shares, the Award Recipient may satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, subject to procedures satisfactory to the Board. If the Award Recipient presents such proof, the Company shall treat the Award as vested, exercised or redeemed without further payment and shall withhold the appropriate number of Shares from the Shares actually acquired by the Award Recipient under the Award.

9. Terms and Conditions of Options.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b) Form of Consideration for Options. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised (which, if acquired from the Company, shall have been held for such period of time, if any, as required by the Board), or any combination of such methods of payment and/or, if expressly permitted under the terms of an Option, any other consideration or method of payment as shall be permitted under applicable corporate law.

(c) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof or as otherwise determined by the Board. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 9(b) hereof. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 hereof.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for sale under the Option, by the number of Shares as to which the Option is exercised.

(d) Termination of Continuous Status as a Director. If an interruption or termination of the Continuous Status as a Director occurs to an Outside Director, he or she may, but only within three (3) months after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that such Outside Director was not entitled to exercise an Option at the date of such termination, or does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan.

(e) Disability of Optionee. Notwithstanding Section 9(d) hereof, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within twelve (12) months from the date of such termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in

Section 7 has expired. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan.

(f) Death of Optionee. In the event of the death of an Optionee: (A) who is, at the time of his or her death, a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, or (B) three (3) months after the termination of Continuous Status as a Director, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death or the date of termination, as applicable. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that an Optionee was not entitled to exercise the Option at the date of death or termination or if he or she does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan.

10. Terms and Conditions of Stock Appreciation Rights.

(a) Base Price. The per Share Base Price for the Shares to be issued pursuant to the redemption of a Stock Appreciation Right shall be 100% of the Fair Market Value per Share on the date of grant of the Stock Appreciation Right.

(b) Procedure for Redemption; Rights as a Stockholder. Any Stock Appreciation Right granted hereunder shall be redeemable at such times as are set forth in Section 4(b) hereof or as otherwise determined by the Board. A Stock Appreciation Right may not be redeemed for a fraction of a Share.

A Stock Appreciation Right shall be deemed to be redeemed when written notice of such redemption has been given to the Company in accordance with the terms of the Stock Appreciation Right by the person entitled to redeem the Stock Appreciation Right.

Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares distributed upon redemption of Stock Appreciation Rights, notwithstanding the redemption of the Stock Appreciation Right. A share certificate for the number of Shares so acquired shall be issued to the Stock Appreciation Right Recipient as soon as practicable after redemption of the Stock Appreciation Right. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 hereof.

(c) Termination of Continuous Status as a Director. If an interruption or termination of the Continuous Status as a Director occurs to an Outside Director, he or she may, but only within three (3) months after the date he or she ceases to be a Director of the Company, redeem his or her Stock Appreciation Right to the extent that he or she was entitled to redeem it at the date of such termination. Notwithstanding the foregoing, in no event may the Stock Appreciation Right be redeemed after its term set forth in Section 7 has expired. To the extent that such Outside Director was not entitled to redeem a Stock Appreciation Right at the date of such termination, or does not redeem such Stock Appreciation Right (to the extent he or she was entitled to redeem) within the time specified above, the Stock Appreciation Right shall terminate and the Shares underlying the unredeemed portion of the Stock Appreciation Right shall revert to the Plan.

(d) Disability of Stock Appreciation Right Recipient. Notwithstanding Section 10(c) hereof, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within twelve (12) months from the date of such termination, redeem his or her Stock Appreciation Right to the extent he or she was entitled to redeem it at the date of such termination. Notwithstanding the foregoing, in no event may the Stock Appreciation Right be redeemed after its term set forth in Section 7 has expired. To the extent that he or she was not entitled to redeem the Stock Appreciation Right at the date of termination, or if he or she does not redeem such Stock Appreciation Right (to the extent he or she was entitled to redeem) within the time specified above, the Stock Appreciation Right shall terminate and the Shares underlying the unredeemed portion of the Stock Appreciation Right shall revert to the Plan.

(e) Death of Stock Appreciation Right Recipient. In the event of the death of a Stock Appreciation Right Recipient: (A) who is, at the time of his or her death, a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Stock Appreciation Right, or (B) three (3) months after the termination of Continuous Status as a Director, the Stock Appreciation Right may be redeemed, at any time within twelve (12) months following the date of death, by the Stock Appreciation Right Recipient’s estate or by a person who acquired the right to redeem the Stock Appreciation Right by bequest or inheritance, but only to the extent of the right to redeem that had accrued at the date of death or the date of termination, as applicable. Notwithstanding the foregoing, in no event may the Stock Appreciation Right be redeemed after its term set forth in Section 7 has expired. To the extent that a Stock Appreciation Right Recipient was not entitled to redeem the Stock Appreciation Right at the date of death or termination or if he or she does not redeem such Stock Appreciation Right (to the extent he or she was entitled to redeem) within the time specified above, the Stock Appreciation Right shall terminate and the Shares underlying the unredeemed portion of the Stock Appreciation Right shall revert to the Plan.

11. Terms and Conditions of Restricted Stock Bonuses.

(a) Consideration. Restricted Stock Bonuses may be awarded in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, or any benefit to the Company within the meaning of Section 152 of the Delaware General Corporation Law, or any combination thereof.

(b) Vesting. Shares awarded under a Restricted Stock Bonus shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule set forth in Section 4(b)(vi)(4) hereof or as otherwise determined by the Board.

(c) Termination of Continuous Status as a Director. If an interruption or termination of the Continuous Status as a Director occurs to an Outside Director, the Company shall reacquire all of the Shares subject to Restricted Stock Bonuses awarded to the Outside Director that have not vested as of the date of interruption or termination and such Shares shall revert to the Plan.

12. Terms and Conditions of Restricted Stock Units.

(a) Consideration. Shares subject to Restricted Stock Units may be awarded in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, or any benefit to the Company within the meaning of Section 152 of the Delaware General Corporation Law, or any combination thereof.

(b) Vesting. Restricted Stock Units shall be subject to forfeiture in accordance with the vesting schedule set forth in Section 4(b)(vi)(4) hereof or as otherwise determined by the Board.

(c) Termination of Continuous Status as a Director. If an interruption or termination of the Continuous Status as a Director occurs to an Outside Director, all Restricted Stock Units awarded to the Outside Director that have not vested as of the date of interruption or termination shall terminate and the Shares subject to such Restricted Stock Units shall revert to the Plan.

(d) Deferral. To the extent permitted by the Board in the terms of the agreement evidencing an Award of Restricted Stock Units, an Outside Director may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of an Award of Restricted Stock Units, so long as such deferral election complies with the procedures established by the Board and applicable law, including Section 409A of the Code and the regulations and other guidance issued thereunder. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Restricted Stock Unit be allowed if the Board determines that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

13. Nontransferability of Awards. Awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a domestic relations order. The designation of a beneficiary by an Award Recipient does not constitute a transfer. An Award may be exercised during the lifetime of an Award Recipient only by the Award Recipient or a transferee permitted by this Section. Notwithstanding anything herein or in any Award agreement to the contrary, Awards granted under the Plan may not be transferred for consideration.

14. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares set forth in Sections 4(b)(i) and (ii) hereof, the number of Shares subject to outstanding awards under the Plan and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the exercise price or Base Price per Share of each outstanding Option or Stock Appreciation Right, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b) Corporate Transactions; Change of Control. In the event of a Corporate Transaction, each outstanding Award shall be (i) continued by the Company, (ii) assumed by the successor to the Company or a Parent or Subsidiary of the Company or such successor, or (iii) an equivalent award shall be substituted by the successor or a Parent or Subsidiary of such successor or the Company. In the event that the Company shall not continue each outstanding Award and the Company does not reach agreement with any other entity to assume the outstanding Awards or to substitute equivalent awards, the Awards shall terminate upon the consummation of the transaction; provided, however, that each Award Recipient shall have the right to exercise or redeem all of his or her Options to purchase Shares or Stock Appreciation Rights, immediately prior to the consummation of the transaction, to the extent that he or she was entitled to exercise such Awards immediately prior to the consummation of the transaction.

In addition, in the event of a Change of Control, each outstanding Award shall be (i) continued by the Company, (ii) assumed by the successor to the Company or a Parent or Subsidiary of the Company or such successor, or (iii) an equivalent award shall be substituted by the successor or a Parent or Subsidiary of the Company or such successor. In the event that the Company shall not continue each outstanding Award and the Company does not reach agreement with any other entity to assume the outstanding Awards or to substitute equivalent awards, the Awards shall terminate upon the consummation of the transaction; provided, however, that each Award shall become 100% vested and each Award Recipient shall have the right to exercise or redeem all of his or her Options and Stock Appreciation Rights in their entirety, in each case, immediately prior to the consummation of the transaction.

Notwithstanding the provisions of the preceding paragraph of this Section 14(b), in no event may an Option or Stock Appreciation Right be exercised or redeemed after its term has expired. To the extent that an Outside Director does not exercise or redeem an Award (to the extent he or she was entitled to exercise or redeem) within the time specified above, the Award shall terminate and the Shares underlying unexercised portion of the Award shall revert to the Plan.

For purposes of this Section 14(b), an Award shall be considered assumed, if, at the time of issuance of the stock or other consideration upon such Corporate Transaction or Change of Control, each Award Recipient would be entitled to receive upon vesting or exercise of an Award the same number and kind of shares of stock or the same amount of property, cash or securities as the Award Recipient would have been entitled to receive upon the occurrence of such transaction if the Award Recipient had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in this Section 14); provided, however, that if such consideration received in the transaction was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon vesting, exercise or redemption of the Award to be solely common stock of the successor corporation or its Parent equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(c) Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Board may, in its discretion, appropriately adjust the exercise price or Base Price per Share of each outstanding Option or Stock Appreciation Right to reflect the effect of such distribution.

15. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the grant shall be given to each Outside Director to whom an Award is so granted within a reasonable time after the date of such grant.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, to the extent necessary to comply with Applicable Laws (as defined in Section 17 hereof), the Company shall obtain approval of the stockholders of the Company to Plan amendments to the extent and in the manner required by such Applicable Laws. The Board, in its discretion, may also submit to the stockholders of the Company for approval such other amendments to the Plan as it shall determine to be desirable or appropriate. Except as provided in Section 14(a), the Board may not reduce the exercise price of outstanding Options or Stock Appreciation Rights by amendment or cancellation and regrant (of new Award or for cash) without obtaining stockholder approval.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan that would impair the rights of any Award Recipient shall not affect Awards already granted to such Award Recipient and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Award Recipient and the Board, which agreement must be in writing and signed by the Award Recipient and the Company.

17. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the legal requirements relating to the administration of stock option plans under applicable U.S. federal and state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange or Nasdaq rules or regulations to which the Company may be subject and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time (the “Applicable Laws”). Such compliance shall be determined by the Company in consultation with its legal counsel.

As a condition to the vesting, exercise or redemption of an Award, the Company may require the Award Recipient to represent and warrant at the time of any such vesting, exercise or redemption that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required under Applicable Laws.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

20. Award Agreement. Awards shall be evidenced by written award agreements in such form as the Board shall approve.

21. Stockholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.